EXHIBIT 10(d)

                 CPC EXCLUSIVE LICENSE AGREEMENT
                 -------------------------------
                     DATED SEPTEMBER 1, 2000
                     -----------------------

     This Exclusive License Agreement dated September 1, 2000, effective as of September 1, 2000, is between Calliope Technology, L.P. ("the Partnership") and CREDO Petroleum Corporation ("CREDO") and Hal D. McVey ("McVey"). CREDO and McVey are hereinafter collectively referred to as "CPC". Unless otherwise defined herein, terms with initial capital letters are defined terms as used in the Agreement of Limited Partnership of Calliope Technology, L.P. dated February 1, 1997.

     WHEREAS, the Partnership owns an Indefinite Term Exclusive
License dated February 1, 1997 ("Calliope License") covering the
Technology and the System; and

     WHEREAS, the Technology is patented in the U.S. and the Patent is held by the inventor, Donald Reitz ("Reitz"), and there is the possibly of Reitz making patent applications in certain foreign countries; and

     WHEREAS, CPC wishes to obtain an exclusive, non-cancelable license to the Technology and the Systems from the Partnership for a term of 10 years together with an option to extend this Agreement to a term to run concurrent with the term of the Patent.

     "Exclusive" shall mean (with respect to the License granted pursuant to this Agreement) that the Partnership shall not grant, convey or sell any other license(s) related in any way to the Technology or Systems or Licensed Material. It is the intent of the parties hereto that the Partnership will not grant any other licenses or rights related to the Technology or the Systems or Licensed Material other than those created by this Agreement.

     "Licensed Material" as related to the Technology and Systems, and without regard to whether subject to Patents, shall mean all Patents, copyrights, trade marks, trade secrets, trade names, proprietary information, drawings, blue prints, design sheets, bills of material, material specifications, computer files, photographs, photostats and similar data known as engineering, manufacturing and operating information, and designs and specifications relating to manufacturing, installing or operating the Technology or Systems, including but not limited to, such information as (i) is, or may in the future be, available in the records of the Partnership, (ii) is, or may in the future be, subject to Engineering Development, (iii) is, or may in the future be, applicable in any way to the Technology and Systems. It is the intent of this Agreement that Licensed Material shall include all information (without limitation) related to the Technology and Systems which is known to the Partnership, whether documented or undocumented and whether presently known to the Partnership or to be known in the future and whether or not related to oil and gas operations.

     "Engineering Development" shall mean preparing and supplying to CPC such manufacturing, assembly, engineering, or other information, including information relating to manufacturing equipment, tools, dies, jigs, and fixtures, as is known to the Partnership but not available in the records of the Partnership and is specially prepared at the request of CPC.

     The term "License" shall include all aspects of modifying, improving, testing, using, manufacturing, applying, selling, licensing, leasing, installing, and operating the Technology and Systems and Licensed Material both in the United States and in all foreign countries, including but not limited to, improvements and applications and uses which are not presently known but which may be determined or discovered (whether or not related to oil and gas activities) in the future and which may be subject to patent applications and Patents.

     NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties enter into this Agreement (hereafter the "Agreement" or the "CPC Exclusive License Agreement").

1.   Exclusive License Period

     A. The Partnership hereby grants to CPC the Exclusive right and License to the Technology and Systems for a period of ten years from the effective date of this Agreement (the "CPC Exclusive License Period"). During the CPC Exclusive License Period:

          (1) CPC shall have an Exclusive License to the Technology and the Systems (hereinafter the "CPC
               Exclusive License").

          (2) Reitz' technical expertise and knowledge is integral and vital to the future success of the Technology and the Systems and therefore, the Partnership and/or Reitz shall provide consulting services of Reitz for business purposes related to the Technology and Systems including, but not limited to (i) reviewing each CPC well candidate recommendation, (ii) continuing to work with CPC to develop, enhance, design and build the Technology and Systems, (iii) directly or indirectly overseeing and lining-out each
               System installation, (iv) supervising and training of CPC personnel on matters related above, and (v)

               generally being available to consult with CPC on Technology and System related matters. Reitz shall not perform work related to the Technology or Systems except pursuant to this CPC Exclusive License. Compensation to the Partnership and\or Reitz, as the Partnership may deem appropriate, shall be paid a daily rate as agreed between the parties and such payment shall be made in a manner acceptable to the Partnership and\or Reitz.

          (3) The Partnership and CPC agree that neither will attempt to develop, manufacture or use any equipment, apparatus, or knowledge which may be reasonably regarded as competitive with the Technology or Systems. It is the intent of this Agreement that any expansion, modification, division, spin-off or improvement, or use of the Technology or Systems by CPC or related entities (whether now existing or formed in the future) which may be reasonably regarded as competitive shall be owned by the Partnership and shall be covered by this Agreement. The parties hereto agree to disclose to the other any developments or improvements which one may make in the Technology or Systems and CPC agrees to cooperate with the Partnership in obtaining Patents on any such improvements or developments which may be patentable, and agrees that title to the said Patents shall belong to Reitz.

2.   Consideration for the CPC Exclusive License

     A. CPC shall be irrevocably obligated to pay the Partnership a total of $1,000,000. Said amount shall be payable in 10 equal payments of $100,000 beginning on the date this Agreement is signed by all parties and then on each succeeding anniversary date of this Agreement. This obligation is not cancelable unless agreed in writing by all parties. In order to secure future payment of this obligation, CPC shall maintain working capital equal to 150% of the amount of the net remaining obligation at any fiscal quarter end. Should CPC's working capital drop below said amount, the Partnership may, but is not obligated to, require CPC to either (i) enter into an agreement with the Partnership which will provide 100% security for the remaining balance in the form of discounted value of reserves generating cash flow adequate to service the payment requirements (or some other security acceptable to the Partnership) or (ii) to place the remaining amount of the obligation into an escrow account from which interest will be paid annually to CPC and any amounts payable to the Partnership hereunder will be disbursed as set forth above. Such payments to the Partnership and CPC will be made concurrently.

     B. CPC shall assign the Partnership a 12.5% working interest, proportionately reduced to CPC's interest in the well(s), in any well on which CPC installs a System. CPC shall pay the Partnership's costs on any well on which a System is installed (hereinafter "12.5% Carried Working Interest") through and including all costs up to the point where the System is installed on any well (hereinafter the "System Installation Point"). In standard oil field terminology, the intent is for the Partnership to have a 12.5% Carried Working Interest, proportionately reduced to CPC's Working Interest, through System Installation Point on a well by well basis. Subsequent to System Installation Point, the Partnership shall pay all costs properly chargeable to the well pursuant to the applicable Operating Agreement as defined in paragraph 1.8 of the Agreement of Limited Partnership of Calliope, L.P.

     C. If there are owners in any well on which a System is installed by CPC other than owners which are subject to the 12.5% Carried Working Interest ("Outside Owners"), CPC shall include in its AFE for installation of the System an estimated cost of the System plus $12,500 representing cash compensation to the Partnership by such Outside Owners in lieu of the 12.5% Carried Working Interest. If such Outside Owners elect to participate, CPC shall bill them (their proportionate share) of the actual cost of the System plus $12,500 which represents a license fee. When said bills are paid, CPC shall remit said amount to the Partnership. If said bill is not paid, the owner shall be considered in non-consent status under the JOA and its interest shall be reallocated to the consenting owners.

     D. CPC will purchase a single engine (preferably fixed gear) used airplane to be selected by Reitz and not to exceed $130,000 in price.

          1. Title will initially be held 100% in the name of CPC.

          2. Reitz shall be responsible for all costs of maintenance, repairs and insurance including, but not limited to, all fuel, repairs, maintenance, upkeep, reserves, storage breakage, and insurance. CPC business related to the Technology and System shall have first priority for full use of said plane at the discretion of CPC. Reitz shall have second priority for his personal use of said plane, and CPC shall have third priority for use of said plane. In the event the plane is used for CPC business related to the Technology and System or by CPC for another purpose, Reitz shall invoice CPC a reasonable hourly fee (as derived by a Hobbs meter). The hourly fee shall be based on actual historical costs of maintaining, storing, reserve allowances, etc. plus fuel costs. Said fee shall be payable after each use of the plane and, if the plane is used for Technology or System business related to a specific well(s), the invoice shall allocate the charges by well.

          3. Beginning on the date this Agreement is signed by all parties and then on each succeeding anniversary date of this Agreement, CPC shall assign to Reitz, or any entity designated by Reitz, a net 10% ownership in the plane. At the time Reitz has been conveyed full 100% ownership of the plane, CPC shall have no further rights related to the plane.

          4. In the event all parties to this Agreement collectively wish to sell, trade or upgrade the plane prior to the 10th anniversary date of this Agreement, said plane shall be sold, traded or upgraded and the proceeds or costs shall be allocated to each of the parties based on actual ownership at the time of sale.

          E. CPC will undertake to expand efforts to gain access to well candidates for application of the Technology and Systems to include farmins and joint ventures including, but not limited to, adding additional technical staff as warranted.

          F. Patent applications have been filed by Reitz in the European Union, Canada and Australia. If patents are issued in any, or all, of those countries, Reitz shall notify the Partnership and CPC, and CPC shall have the option to establish agents to exploit the patents in such country. If CPC so elects, it shall, during the first 12 months after a patent issues, pursue agents to exploit the patents. If within 24 months after a patent issues, CPC has not established an agent(s) to exploit the patents in any country, it shall release that country from this Agreement. In that event, the right to exploit the released patent shall revert to the Partnership.

3.   Option to Extend This Agreement Beyond Initial 10 Year Term

     A. CPC shall have the Option, but not the obligation, to extend the term of this Agreement beyond the end of the initial ten-year term of this Agreement to the latest Patent expiration date. If the Option is exercised, the provisions of this Agreement shall apply (except those related to the airplane) including the provision for annual $100,000 payments to the Partnership. The Option is exercisable in writing by CPC at any time up to the expiration of the initial 10-year term of this Agreement. For said Option, CPC shall pay the Partnership a lump sum payment of $70,000 contemporaneous with the first $100,000 payment due under the terms of this agreement.

4.   Technical Documentation of the Technology and System

     A. The Partnership will make its blueprints and other technical information, including current updates thereof, available to CPC for the purpose of CPC using such information to build, maintain and operate Systems on its wells. If necessary, the Partnership will obtain such data from its General Partner that is 100% owned by the Technology inventor and patent holder, Reitz. The purpose of this provision is to insure that CPC has ready access to all information related to the Technology and the Systems. CPC may develop is own blueprints and other technical information as it deems appropriate. Any such blueprints and other technical information developed by CPC shall be conveyed to the Partnership.

5.   Partnership Assignment of Previously Existing Agreement

     A. The Partnership shall assign 100% of its interest in a non-exclusive agreement dated November 30, 1999 between the Partnership and Hillin-Simon Oil Company to CPC effective as of the effective date of this Agreement. The Partnership represents and affirms that it has no other agreements with third parties other than the aforesaid agreement and the CPC Non-Exclusive License Agreement. CPC shall conduct business related to said agreement on the same basis as has previously been established by the Partnership. Because said agreement pre-dated this Agreement, any benefits derived by CPC from said agreement shall be passed directly by CPC to the Partnership.

6.   Suspension of CPC Non-Exclusive License Agreement

     A. During the term this Agreement is in full force and effect, including any extensions, the CPC Non-Exclusive License Agreement dated February 1, 1997 shall be suspended. As such time as this Agreement is no longer in full force and effect, the CPC Non-Exclusive License Agreement shall become effective and shall be in full force and effect.

7.   Accountability

     A. CPC and the Partnership shall keep and maintain complete and accurate books and records pertaining to the Technology and their respective obligations hereunder, and shall allow inspection of such books and records by the other party for the purpose of verifying compliance with this Agreement.

8.   Not Used

9.   Notices

     All notices and other correspondence concerning the parties and provisions of this Agreement shall be in writing and deemed to be conclusively give if delivered personally, or mailed in the U.S. mail by certified mail as follows:

     To Partnership:     Calliope Technology, L.P.
                         7484 E. Cedar Avenue
                         Denver, CO 80230

     To CREDO:           CREDO Petroleum Corporation
                         1801 Broadway, Suite 900
                         Denver, CO 80202

     To McVey:           Hal D. McVey
                         13215 Braun Road
                         Golden, CO 80401

     To Don Reitz:       Don Reitz
                         7484 E. Cedar Avenue
                         Denver, CO 80230

10.  Reitz Right to Participate in System Instalations.

     A. Reitz shall have the option on any well on which a System is to be installed by CPC to purchase a 7.5% interest, proportionately reduced to CPC's interest, by paying 7.5% of all costs incurred by CPC including, but not limited to, all costs of identification and acquisition of any well (including an allocable portion of net costs of unsuccessful attempts) and costs related to oil and gas leases, wellbores, equipment, etc.

11.  Disclaimer

     A. Except as expressly set forth herein or in a separate agreement by the parties after the date hereof, EACH PARTY DISCLAIMS ANY AND ALL WARRANTIES
          INCLUDING WITHOUT LIMITATION WARRANTIES OF
          MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12.  Not Used

13.  Governing Law

     A. This Agreement shall be governed by and construed under the laws of the State of Colorado.

14.  Transfer/Conveyance of Interests

     A. Either party shall deliver notice to the other party of its intent to sell its interest in oil and gas wells on which the Technology or Systems is installed to a third party not qualifying as a Permitted Transferee during any period in which this CPC Exclusive License Agreement is in force. The other party may, at its sole option, purchase said interest within 30 days after receipt of such notice at a value based on an independent engineering evaluation by McCartney Engineering using the following parameters:

          (1) the average product price(s) for the preceding 24 months unescalated;

          (2) the average monthly operating costs, including gathering, transportation and compression, for the preceding 24 months unescalated or such shorter period as this Technology has been installed on the applicable well; and

          (3) the present value of estimated net future cash flows discounted at 20%

               If the other party elects not to so purchase such interest on the above basis, the sale may be made to a third party.

15.  Modification of This CPC Exclusive License Agreement Dated
     September 1, 2000

     A. This Agreement can be modified only by written amendment properly executed by all parties. This
          Agreement contains the entire agreement and understanding of the parties pertaining to the subject hereof.

16.  Conflict Between Agreements

     A. In the event of conflict between this Agreement and any other agreements between the parties, the provisions of this Agreement shall prevail.

17.  Termination or Dissolution of the Partnership

     A. The Partnership shall not be terminated or dissolved during the term of this Agreement nor shall any action be taken by the Partnership or Reitz which shall alter the Indefinite Term Exclusive License Agreement dated February 1, 1997 between the Partnership and Reitz.

18.  Amendment of Agreement of Limited Partnership of Calliope
     Technology, L.P.

     A. The Agreement of Limited Partnership of Calliope Technology, L.P. shall be amended to provide that the payments made to the Partnership pursuant to Item 2.A. above shall be treated by the Partners as "guaranteed payments" to RTC.

19.  Termination of This CPC Exclusive License Agreement

     A. This Agreement will be terminated upon (i) expiration or termination of the CPC Exclusive License Period and any extensions thereof, or (ii) upon mutual written agreement of all parties hereto to terminate the CPC Exclusive License.

     B.   Termination By The Partnership

          (1) Except as provided in 19.A. above, the CPC Exclusive License shall not be terminated except for a material breach of this Agreement by CPC which CPC fails to remedy within 30 days after receiving written notice thereof from the Partnership.

          (2)  If this Agreement is terminated by the
               Partnership:

               (a) CPC shall retain the Systems installed on its wells and the ownership in said wells and the Operating Agreement covering said wells shall not be affected.

               (b) CPC shall be relieved of any further payments hereunder.

               (c)  The CPC Non-Exclusive License Agreement dated
                    February 1, 1997 shall again become effective and shall be in full force and effect.

               (d) The airplane will be 100% assigned to Reitz or his designee.

20.  Benefit and Binding Effect

     This Agreement represents the entire agreement and shall bind and benefit the parties hereto and their respective legal representatives, successors and authorized assigns.

21.  Sharing of Rights and Obligations Under This Agreement

     As between CREDO Petroleum Corporation and McVey all rights, obligations and benefits under this Agreement shall accrue
     93.75% to CREDO and 6.25% to McVey.

22.  Enforcing Rights in the Technology Against Third Parties

     If any party to this Agreement becomes aware of an infringement by any third party of their rights in and to the Technology, such party shall promptly inform the other parties. In such event, the Partnership shall be obligated to diligently prosecute enforcement action against said infringement ("Partnership's Enforcement Obligation"), and shall receive any damages or other monetary recovery resulting from the Partnership's Enforceable Obligation.
     The Partnership shall indemnify and hold CPC harmless from and against any damages, liability, costs and expenses (including attorney fees) related to Partnership's enforcement actions. If at any time the Partnership elects to discontinue its enforcement action, CPC may elect to diligently prosecute enforcement action against said infringement at its sole cost and expense and, if successful, shall receive any damages or other monetary recovery therefrom. In such event, CPC shall indemnify and hold the Partnership harmless from and against any incremental damages, liability, costs and expenses (including attorney fees) related to CPC's enforcement actions. If prior to a successful outcome of the Partnership's enforcement action, the Partnership elects to discontinue said enforcement action, and if CPC does not elect to further prosecute enforcement action on its own behalf, then CPC shall be bound by the Partnership's settlement terms. As used herein the term diligently prosecute shall mean filing a lawsuit(s) alleging infringement of the Technology and in good faith and a timely manner pursuing a favorable settlement acceptable to both Licensor and Licensee or a judgment. Any settlement of any such proceeding involving a license to the Technology shall be subject to the provisions of this Agreement.

23.  Defending Rights in the Technology from Third Parties

     With respect to any claim(s) made by an third party that the Partnership's or CPC's use of the Technology or Systems infringes any patent, copyright, trade secret, trademark or other right of said third party, except as otherwise provide in this paragraph, the Partnership agrees to indemnify and hold harmless CPC from and against any damages, liability, cost and expense (including attorney fees). Unless otherwise agreed in writing by CPC, the Partnership shall be obligated to defend its Exclusive License and any underlying patent(s), copyright(s), trade secret(s), trademark(s) or other rights related to the Technology ("Partnership's Defense Obligation"). If at any time the Partnership ceases to diligently defend against such infringement claim, CPC may elect to continue to diligently defend against such infringement claim at its sole cost and expense and, if successful, shall receive any damages or other monetary recovery therefrom. If prior to a successful outcome of the Partnership's defense action, the Partnership ceases said defense action, and if CPC does not elect to further defend the matter to prosecute on its own behalf, then CPC shall be bound by the Partnership's settlement terms. As used herein the term diligently defend shall mean hiring legal counsel in a timely manner and defending against and any legal action brought against the Partnership or CPC related to their use of the Technology or the Systems.

24.  Disputes and Arbitration

     Each party hereby agrees to seek to resolve any disputes or claims arising between any parties in connection with this Exclusive License Agreement through amicable discussions between the parties. No breach shall be deemed to occur hereunder until the party alleged to be in breach is given at least forty-five-(45) days prior written notice describing such dispute or claim. A party's judgment or exercise or non-exercise of its right to approve or to consent to matters shall not be subject to any dispute or claim. If any such dispute or claim is not settled by the parties or cured within the forty-five (45) day period, the parties may submit the dispute to final and binding arbitration by notice to the other parties. Except as otherwise agreed by the parties, the arbitration shall be administered by and held in accordance with the rules of procedure, including any expedited procedures, of the American Arbitration Association ("AAA"). A single arbitrator shall be jointly selected by the parties according to the rules of the AAA as promptly as practicable. If the parties cannot agree on a single arbitrator, then each party shall select an arbitrator and the two arbitrators shall select a third arbitrator. The parties shall be bound by the arbitration award issued. The parties may settle any dispute at any time prior to the arbitrator rendering its decision.

     All parties stipulate that they had the opportunity to thoroughly consider each of the provisions of this Agreement including its impact on their rights and obligations, and that they have carefully considered the possible employment of independent counsel and have voluntarily decided whether or not to do so. Any party to this Agreement who has not obtained or employed independent counsel, will not, at any time, claim this Agreement, or any provision thereof, is void or unenforceable in any respect by reason of their not being represented by counsel.

25.  Invalidity of Provisions

     If any provision of this Agreement as applied to either party or to any circumstance, shall be adjudged by a court to be void and unenforceable, the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of the Agreement as a whole.

26.  Miscellaneous Provisions

     A. In the event that any provision, term, condition, or object of this Agreement may be in conflict with any law, measure, ruling, court judgement (by consent or otherwise), or regulation of the government of the United States of America, or any department thereof, and the legal counsel of either party shall advise that in their considered opinion such conflict (or a reasonable possibility of such conflict exists) then either party may propose to the other appropriate modifications of this Agreement to avoid such conflict.

     B. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter of this Agreement and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, or representations with respect to the subject matter of this Agreement, other than as expressly provided in this Agreement or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized representative of the Partnership and CPC and Licensor.

Agreed and accepted this 18th day of September, 2000 but effective as of the date set forth in paragraph one of this Agreement.


                             CALLIOPE TECHNOLOGY, L.P.
ATTEST:


/s/ Hal D. McVey             By:  /s/ Donald Reitz
--------------------              --------------------------
Secretary                         Donald Reitz, President
                                  Resource Technology Corporation
                                  General Partner



                             CREDO PETROLEUM CORPORATION
ATTEST:


/s/ John A. Alsko            By:  /s/ James T. Huffman
--------------------              --------------------------
Asst. Secretary                   James T. Huffman, President



WITNESS:                     HAL D. MCVEY


/s/ Marie D. Heuser          By:  /s/ Hal D. McVey
--------------------              --------------------------
                                  Hal D. McVey, Individually


WITNESS:                     DON REITZ


/s/ Marie D. Heuser          By:  /s/ Don Reitz
--------------------              --------------------------
                                  Don Reitz, Individually
                                  As to Item 1.A.(2) and (3) only

STATE OF COLORADO  )
                   ) SS
COUNTY OF DENVER   )

The foregoing instrument was acknowledged before me this 18th day of September by Donald Reitz, as President of Resource Technology
Corporation, the General Partner of Calliope Technology, L.P.

Witness my hand and official seal.  /s/ Marie D. Heuser
                                   -------------------------
                                        Notary Public

My Commission Expires:    05/27/02
                        ------------



STATE OF COLORADO  )
                   ) SS
COUNTY OF DENVER   )

The foregoing instrument was acknowledged before me this 18th day of September by James T. Huffman, as President of CREDO Petroleum
Corporation.

Witness my hand and official seal.  /s/ Marie D. Heuser
                                   -------------------------
                                        Notary Public

My Commission Expires:    05/27/02
                        ------------




STATE OF COLORADO  )
                   ) SS
COUNTY OF DENVER   )

The foregoing instrument was acknowledged before me this 18th day of September by Hal D. McVey.


Witness my hand and official seal.  /s/ Marie D. Heuser
                                   -------------------------
                                        Notary Public

My Commission Expires:    05/27/02
                        ------------



STATE OF COLORADO  )
                   ) SS
COUNTY OF DENVER   )

The foregoing instrument was acknowledged before me this 18th day of September by Don Reitz, individually.


Witness my hand and official seal.  /s/ Marie D. Heuser
                                   -------------------------
                                        Notary Public

My Commission Expires:    05/27/02
                        ------------